CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-146241 of the COLI VUL-4 Series Account of Great-West Life & Annuity Insurance Company of New York (formerly known as First Great-West Life & Annuity Insurance Company) on Form N-6 of our report dated March 29, 2013 on the financial statements of Great-West Life & Annuity Insurance Company of New York (which report expresses an unmodified opinion and includes emphasis-of-matter paragraphs relating to the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts and noting that the financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company as portions of certain expenses represent allocations made from affiliates and may not necessarily be indicative of the conditions that would have existed if the Company had operated as an unaffiliated business), appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the reference to us as experts under the heading “Independent Auditors” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 26, 2013